April 29, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen

We have read the item 16.F – “Change in Registrant’s Certifying Accountant” of the annual report on Form 20-F dated April 29, 2022, of Atento S.A. We agree with the statements contained therein in relation to Ernst & Young Auditores Independentes S.S. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young

Auditores Independentes S.S.